Exhibit 99.1

August 4, 2017

Pulmatrix Provides 2017 Company Year-to-Date Highlights and Q2 2017 Updated Financials

Strengthened Board of Directors and Completed In-License Agreement

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its second quarter financial results and provided an overview of recent operational highlights.

“During the second quarter, we further strengthened our board of directors with the appointment of Amit Munshi and added to our pipeline via the completion of the in-license agreement with RespiVert Ltd., a wholly owned subsidiary of Janssen Biotech, Inc. Through the in-license agreement, we gained access to a portfolio of novel drug candidates that we believe are well suited for formulation with our iSPERSE technology and offer an innovative approach for treating lung inflammation in diseases like chronic obstructive pulmonary disease (COPD), asthma, and idiopathic pulmonary fibrosis (IPF),” said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix. “We believe that adding the Janssen compounds to our pipeline along with our lead inhaled antifungal program and our once-daily bronchodilator gives Pulmatrix a robust group of assets in development for unmet needs in major pulmonary diseases,” Dr. Clarke added.

2017 Company Year-to-Date Highlights

Completed In-License of Narrow Spectrum Kinase Inhibitors (NSKI) from RespiVert Ltd. (“RespiVert”), a Wholly Owned Subsidiary of Janssen Biotech, Inc.

In June, 2017, Pulmatrix announced completion of an in license deal with RespiVert Ltd. for three anti-inflammatory molecules targeted for the major pulmonary diseases COPD, asthma, and idiopathic pulmonary fibrosis. We believe these molecules represent a potentially highly valuable class of therapeutic agents that act to reduce inflammation by inhibiting multiple targets within the inflammatory cascade.

The most advanced compound, PUR1800, will be developed as an anti-inflammatory for the treatment of acute exacerbations of COPD (AECOPD). As a treatment of AECOPD, PUR1800 is expected to be used in an acute, episodic paradigm to treat exacerbations, with significantly reduced development costs and risk compared to chronic therapies for COPD based on anticipated study size and duration. PUR1800 has already been successfully tested in a multi dose proof-of-principle trial in COPD patients (completed by RespiVert) which showed inhibition of molecular targets and reduced markers of inflammation. As part of a previous paid feasibility program with RespiVert, Pulmatrix scientists successfully formulated PUR1800 and identified lead development formulations. Developing the molecule in Pulmatrix’s iSPERSE technology will more effectively deliver the active molecule to the site of inflammation in the airways. PUR1800 is targeted for a 14-28 day Phase II proof of principle trial in COPD patients expected to complete in Q4 2018.

PUR5700 is an earlier stage compound that has demonstrated efficacy in preclinical models of asthma and COPD, and has activity against key targets relevant to idiopathic pulmonary fibrosis (IPF). Pulmatrix intends to evaluate iSPERSE formulations of the active molecule in appropriate pre-clinical models of IPF to identify lead formulations for consideration for future clinical development.

Completed Scientific Advice Meetings in Sweden and the United Kingdom for PUR0200 Program

Members of the Pulmatrix team along with consultants for the company in CMC, Pharmacokinetics, and Regulatory met with officials from the Swedish MPA and UK MHRA to review the status of PUR0200 as a pharmacokinetic bioequivalent alternative to Spiriva Handihaler. Pulmatrix shared its clinical data on pharmacokinetics in healthy normal volunteers and pharmacodynamics in COPD patients following dosing of PUR0200. Based on the Regulatory feedback from both agencies, the company is moving PUR0200 into pivotal testing for pharmacokinetic bioequivalence to support an EU product registration. Pulmatrix is progressing PUR0200 according to plan and is on target to partner the program in 2017.

Received Notice of Grant of Key Patents for Pulmatrix iSPERSE Platform Technology and PUR0200 Program

In 2017, Pulmatrix received notice of grants of additional patents around our platform technology and PUR0200 that expand on a broad base of patent protection which lasts well into the 2030s. A new EU patent (EP 2410981 B1) provides broad coverage for the iSPERSE platform technology and follows on similar patents that Pulmatrix has been granted in the United States and Japan.

Another new patent, US 9642798, follows both an earlier patent granted in Japan in 2016 (JP 5877204) for the composition of PUR0200 and several broader patents (such as US 9061352, 9119778, 9233158, 9238005 and 9433576) provide protection for Pulmatrix’s technology platform and its use to treat a wide variety of diseases. The new patent covers PUR0200, an inhaled drug made by combining Pulmatrix’s technology platform with tiotropium bromide. Tiotropium bromide is the active ingredient in Spiriva, a blockbuster inhaled drug with annual global sales of approximately €3 billion in 2016.

Received Qualified Infectious Disease Product (QIDP) Status for PUR1900 Inhaled Antifungal to treat Fungal Infections in the Airways of Cystic Fibrosis (CF) Patients

Earlier in 2017, the company received notification of a grant of QIDP status for PUR1900 for CF. PUR1900 is a reformulation of the oral antifungal drug itraconazole for inhaled delivery in iSPERSE. QIDP status conveys five (5) additional years of market exclusivity for the product in this indication. When combined with the 2016 grant of Orphan Drug Designation for PUR1900 for CF, the product has twelve (12) years of market exclusivity. Pulmatrix is seeking similar QIDP status for PUR1900 to treat allergic bronchopulmonary aspergillosis (ABPA) in severe asthma patients, a second population with high unmet need. PUR1900 is expected to enter into a Phase IB clinical trial in early Q1 2018 with data readout in Q2 2018. This study will enroll 30 Healthy Normal Volunteers in a two part single ascending dose/multi ascending dose (SAD/MAD) safety and tolerability trial. A third arm of the study will include 12-16 asthma patients who will be treated with PUR1900 or oral itraconazole (Sporanox). Pharmacokinetic levels of the drug will be measured in lung sputum and blood to directly compare the lung versus systemic exposure of itraconazole following oral or inhaled dosing.

Financials

As of June 30, 2017, Pulmatrix had $11.0 million in cash and cash equivalents, compared to $4.2 million as of December 31, 2016.

Pulmatrix generated no revenues in the second quarter of 2017, compared to $0.3 million for the second quarter of 2016. The decreased revenue was directly related to the conclusion of the clinical study funded under our collaboration agreement to develop PUR0200 for COPD.

Research and development expenses for the second quarter of 2017 were $3.4 million, compared to $2.4 million for the same period last year. The increase was primarily due to a $1.0 million up-front license fee to RespiVert Ltd. General and administrative expenses for the second quarter of 2017 were $2.1 million, compared to $2.2 million for the same period in 2016. The decrease was primarily due to a decrease in stock-based compensation expense, partially offset by an increase in salaries, legal and professional consultant costs.

Net loss for the second quarter of 2017 was $5.6 million compared to a net loss of $9.2 million in the same period last year. The decrease in net loss was primarily attributable to the non-recurrence of the 2016 write-off of the in-process research and development and the related deferred tax liability acquired as part of Pulmatrix’s merger with Ruthigen, net of the noted changes in operating expenses.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF) and severe asthma, and PUR1800, a narrow spectrum kinase inhibitor for patients with COPD. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for COPD. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At June 30, 2017	At December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,976	$4,182
Prepaid expenses and other current assets	754	577

Total current assets	11,730	4,759
Property and equipment, net	672	786
Long-term restricted cash	204	204
Goodwill	10,914	10,914

Total assets	$23,520	$16,663

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	$2,745	$2,586
Accounts payable	564	747
Accrued expenses	2,583	1,317

Total current liabilities	5,892	4,650
Loan payable, net of current portion, debt discount and issuance costs	1,804	3,217
Derivative liability	35	35

Total liabilities	7,731	7,902

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value — 100,000,000 shares authorized; 20,124,411 and 14,850,526 shares issued and outstanding, including vested restricted stock units of 0 and 99,308, at June 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in capital	180,813	164,706
Accumulated deficit	(165,026)	(155,946)

Total stockholders’ equity	15,789	8,761

Total liabilities and stockholders’ equity	$23,520	$16,663

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,
	2017	2016
Revenues	$—	$260
Operating expenses
Research and development	3,363	2,441
General and administrative	2,066	2,214
Write-off of intangibles, net of tax provision	—	4,575

Total operating expenses	5,429	9,230

Loss from operations	(5,429)	(8,970)
Interest expense	(172)	(224)
Other income (expense), net	4	7

Net loss	$(5,597)	$(9,187)

Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.62)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	19,553,281	14,804,606

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com